Exhibit 10.1

EMPLOYMENT AGREEMENT

(Key Executive)

         This Employment Agreement (the “Agreement”) is entered on February 5, 2009 (the “Effective Date”  between Dominion Minerals Corp, a corporation organized under the laws of Delaware (the “Company”), and Manuel Jose Paredes, a citizen of Panama, bearer of Panamanian identification card Nº 8-259-666 (the “CEO”) pursuant to the following declarations, terms and condition

Declarations

A.

The Company is in the business of controlling, managing, operating and negotiating mining concessions in many parts of the world, including specifically, control of the operation of a copper mine located at Cerro Chorcha, Republic of Panama (the “Project”).

B.

The Company’s business includes obtaining and managing the finances of its mining operations worldwide, including the procurement of funds through equity and or debt infusions from lenders and investors worldwide.

C.

Following a thorough selection process, during which several candidates were interviewed, the Company has selected the CEO to fulfill the position of its Chief Executive Officer.

D.

Following an arms-length negotiation of the terms and conditions of this Agreement the CEO has accepted the Company’s offer of employment.

E.

The CEO warrants that there is no legal impediment to his accepting the terms of this Agreement and that the Company will not be in violation of any laws or regulations which may hinder or impede his employment with it or otherwise subject the Company to prosecution, fines, damages or the assessment of any penalty.

F.

The preceding Declarations are of the essence to this Agreement and any inaccuracies therein shall constitute a breach of the terms and conditions of the Agreement.

Terms and Conditions

1.

Position. The Company hereby hires the CEO for the key management position of Chief Executive Officer. The position shall involve a full time and full efforts commitment by the CEO who may not accept or perform any other regular employment either directly or indirectly while employed by the Company under the terms of this Agreement, with exception of his current positions held as a member of the Board of Directors of certain companies, which predate his employment with the Company.

2.

Duties of the CEO. The CEO shall report directly to the Chairman of the Board and shall bear the primary executive responsibility for overseeing the Company’s day to day operations, including its management, finances, accounting and government relations, among other responsibilities, as well as other functions which are analogous and/or compatible with these both in Panama and abroad.

3.

Working Schedule. The CEO shall be available to tend to the Company’s business during regular business hours as well as during the course of ordinary business activities, outside those regular business hours.  As key personnel with executive responsibilities and oversight the CEO shall not be entitled to overtime, Sunday pay or other bonuses related to employment outside the regular hours.

4.

Base Salary and Deductions. As remuneration for his employment under this Agreement, the CEO will be paid a monthly salary of USD $15,000, subject to income tax, social security, educational insurance and other legally prescribed withholding amounts under the laws of Panama, which salary, net of such deductions, will be paid in two monthly installments every 15 monthly calendar days along with the Company’s regular payroll.

5.

Employment Benefits. In addition to the monthly salary outlined in the preceding Section, the CEO shall be entitled to up to 30 days paid vacation, 18 days sick leave, 13th month bonus and social security benefits under Panamanian law.

6.

Optional Bonus. The CEO may receive a cash bonus to a gross amount of USD50,000.00 at each calendar year’s end (December 31) at the Chairman’s pleasure (inclusive of the 13th month bonus) which will be linked to Company and CEO performance. Applicable deductions and withholdings shall be made to such gross amounts.

7.

Stock Bonus. The CEO will be conditionally entitled to receive 2.5 million shares of voting stock of the Company free of charge, which shall be delivered in three equally divided tranches if applicable as follows:

            Tranche 1:

               Upon the execution of this Agreement

            Tranche 2:

               Upon completion of the Project’s prefeasibility study

            Tranche 3:

               Upon completion of the Project’s bankable feasibility study

             (Tranches 2 and 3 shall be conditioned upon the CEO remaining in his position at those milestones.)

8.

Stock Option Plan. The Company agrees to include the CEO in its annual stock option plan according to the position

9.

Capital Raising Bonus. The Company and the CEO shall negotiate additional bonus linked to raising fresh capital in Panama.  This bonus will be linked to market conditions and the prevailing financial situation.

10.

Term and Expiration. This Agreement has a term of three years with an option to negotiate fourth year or until control of the Company is sold, whichever occurs first.

11.

Termination. The Agreement may be unilaterally terminated by the Company at its discretion with or without cause.

a.

Termination by the Company with cause shall be premised on a breach by the CEO of any of his material obligations under this Agreement.

b.

In case of termination for cause, the CEO will be entitled to one month of his gross salary and unpaid vacation and thirteenth month bonus.

c.

In case of termination without cause, the CEO will be entitled to receive as severance only the remaining part of the monthly gross salary for the remaining period in the Agreement.

12.

Covenant not to Compete. During the term of this Agreement and for a period of two (2) years following its termination or expiration, the CEO agrees not to engage in any direct or indirect employment, management, shareholding or consulting business for the benefit of any concern engaged in the exploration and production of mineral resources in Central America.

13.

Confidentiality. During the term of this Agreement and for a period of five (5) years following its termination or expiration, the CEO agrees not to divulge or utilize, at any time, any “Confidential Information” or “Trade Secrets” of the Company gained during the employment relationship with the Company, except as inherent to his functions and for the Company’s benefit or as a result of subpoena or other judicial process; and to return any and all materials in its possession which contain “Confidential Information” or “Trade Secrets”, whether said materials are in a printed, reproduced, electronic or handwritten form.

The terms “Confidential Information” or “Trade Secrets” include any of the Company’s software, computer or data processing information, any sales, marketing or promotional materials of the Company used by the Company in its sales presentations to investors or clients, or internally, client and investor lists, whether prepared by the Company, its employees or representatives or by the CEO or someone else on its behalf, from various lists of the Company; any operational data, studies, accounting information, financial data, shareholder list, internal communications; financial and concession agreements or contracts; financial results or plans of individual business segments; and any other information regarding the internal business operations or standard contracting guidelines of the Company which the CEO acquired  during its employment with the Company, whether or not any information is copyrighted, trademarked or subject to a service mark designation.

14.

Applicable Law. This Agreement is governed by the substantive laws of the State of Delaware, without regard to any conflicts of law provision.  The CEO waives any public policy exception to the applicability of such substantive law.

15.

Dispute Resolution. Any disputes arising from or relating to this Agreement shall be submitted to binding arbitration under the auspices and rules of the International Center for Dispute Resolution of the American Arbitration Association.  The arbitration is to be held in New York City in English.  The parties submit to the jurisdiction of such dispute resolution forum and waive the jurisdiction of the courts of law, including, but not limited to the labor courts and tribunals of the Republic of Panama.

In Testimony hereof, the parties affix their signature as of the Effective Date.

DOMINION MINERALS CORP

CEO

/s/ Diego Roca

/s/ Manuel Paredes

____________________________

____________________________

By:  Diego Roca

Manuel Paredes

Title:  CFO & EVP